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                                                                   EXHIBIT 10.64

                              SEPARATION AGREEMENT



        THIS SEPARATION AGREEMENT (this "AGREEMENT") is entered into as of the 12th day of June, 2000 between James D. Durham ("MR. DURHAM"), and QUADRAMED CORPORATION, a Delaware corporation (the "COMPANY").

        WHEREAS, Mr. Durham was employed by the Company as its Chairman and Chief Executive Officer pursuant to the terms and conditions of that certain employment letter agreement dated January 1, 1999 between the Company and Mr. Durham (the "EMPLOYMENT AGREEMENT").

        WHEREAS, the Board of Directors of the Company has determined that it is in the best interests of the Company and its stockholders to transition the office of Chief Executive Officer to another individual.

        WHEREAS, such transition constitutes a "INVOLUNTARY TERMINATION" as defined in the Employment Agreement.

        WHEREAS, the Company wishes to retain Mr. Durham's services and expertise as a part-time employee and a member of the Board of Directors of the Company.

        WHEREAS, Mr. Durham and the Company wish to enter into an agreement concerning his separation as the Company's Chief Executive Officer and the recasting of his employment arrangement with the Company.

        NOW, THEREFORE, in consideration of the mutual promises contained in this Agreement, Mr. Durham and the Company agree as follows:

        1. CHANGE OF EMPLOYMENT RELATIONSHIP. The parties hereto agree that Mr. Durham's employment with the Company as its Chief Executive Officer has been terminated effective as of June 12, 2000. Mr. Durham further agrees that he hereby voluntarily resigns as a director and/or officer of all subsidiaries or affiliates of QuadraMed Corporation (except ChartOne, Inc.) for which he has served as director or officer prior to the date of this Agreement, and as a Trustee of the Company's pensions plans. The Employment Agreement is hereby terminated and canceled effective as of the effective date of this Agreement, with no compensation, benefits, damages, obligations or other payments owing to Mr. Durham thereunder (other than as specifically set forth in this Agreement).

        2. CONTINUED EMPLOYMENT. The parties hereby agree that Mr. Durham will continue as a part-time employee of the Company. His duties will entail making himself available from time to time on reasonable advance notice to provide to the executive officers of the Company the benefit of his knowledge about the Company and the healthcare information industry in general.

        3. SERVICE AS A DIRECTOR. The parties agree that Mr. Durham will continue as a member of the Company's Board of Directors (the "BOARD") and shall serve as the Chairman of



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the Board through and including December 31, 2000, at which time Mr. Durham hereby agrees to resign as Chairman. Notwithstanding the foregoing, if a majority of the non-management members of the Board determines in good faith that Mr. Durham is interfering in a material fashion with the management and operation of the Company by its Chief Executive Officer, Mr. Durham agrees to resign as Chairman of the Company effective upon receiving notice of such determination.

        4. CONSIDERATION TO MR. DURHAM. The Company shall make the following payments and provide the following additional benefits and consideration to Mr. Durham, subject to Section 8 hereof:

           (a) SEVERANCE BENEFIT. As payment in full of its obligations under the Employment Agreement to pay severance benefits upon an Involuntary Termination, immediately upon execution of this Agreement by Mr. Durham the Company will pay to Trigon Resources Corporation, a corporation owned by Mr. Durham and his family, a lump sum equal to $2,316,000 within thirty (30) days of the effective date of this Agreement and will continue for a minimum period of 24 months after the date of this Agreement, all life, health and disability plan participation, benefit plans and other coverages to which Mr. Durham and his dependents are currently entitled.

           (b) CONTINUING COMPENSATION. In consideration of his continued services as both Chairman of the Company and a part-time employee, the Company will pay Mr. Durham's salary at the annualized rate of $250,000 per annum through January 1, 2001 and at a salary of $2,000 per month thereafter through and including December 31, 2003. All such amounts will be paid at periodic intervals in accordance with the Company's payroll practices for salaried employees. For so long as Mr. Durham's status as a part-time employee entitles him to benefits under the Company's policies, the Company will continue all life, health and disability plan participation, benefit plans and other coverages to which Mr. Durham and his dependents are currently entitled.

           (c) RESTRICTED SHARES. With respect to the 112,000 restricted shares of Common Stock of the Company granted to Mr. Durham by the Company in October 1998 as to which, as of the date of termination of the Employment Agreement, applicable restrictions and repurchase rights had not terminated (the "RESTRICTED SHARES"), all restrictions or repurchase rights with respect to all such Restricted Shares shall be deemed to have lapsed, and promptly after execution and delivery of this Agreement and the Exhibits attached hereto the Company shall deliver to Mr. Durham certificates representing such shares, such certificates to be without any legends or other restrictions that, subject to any limitation imposed by law on Mr. Durham's sale or other transfer of such shares, would preclude Mr. Durham's immediate sale or other transfer of such shares.

           (d) OPTIONS. The parties hereto agree and acknowledge that the Company's records reflect Mr. Durham has currently outstanding options (the "OPTIONS") to purchase a total of 405,000 shares of Common Stock of the Company pursuant to the terms and conditions of the Company's 1996 Stock Incentive Plan, as amended and the Company's 1999 Stock Incentive




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Plan, 292,792 of which are currently vested, and 105,208 of which remain unvested as of the execution of this Agreement. All of Mr. Durham's unvested stock options shall automatically accelerate and vest as of the date of this Agreement such that each such option will be immediately exercisable and will remain exercisable for the full term of the applicable option agreement.

           (e) INDEMNIFICATION; D&O INSURANCE. Notwithstanding his termination of employment with the Company, Mr. Durham (i) shall continue to be entitled to indemnification in accordance with the Certificate of Incorporation (as amended) and the Bylaws of the Company in effect at any time and Mr. Durham's Indemnification Agreement with the Company, and (ii) shall remain covered under the Company's Directors' and Officers' Insurance ("D&O INSURANCE") policy until December 31, 2007 with respect to acts occurring prior to termination of Mr. Durham's service as a member of the Board, and the Company agrees that such D&O Insurance policy shall have policy limits at least as high as the Company's existing policy.

           (f) DEFERRED COMPENSATION PLANS. Mr. Durham's interest in the QuadraMed Corporation Stock Exchange Deferred Compensation Plan and QuadraMed Corporation's Supplemental Executive Retirement Plan shall continue to vest in accordance with the terms of those plans during the period of Mr. Durham's continued service as a director of the Company. Mr. Durham hereby acknowledges and agrees that his transition from the offices of both Chairman and Chief Executive Officer and the modification of his employment arrangement contained herein shall not be treated as an Involuntary Termination as defined in the Stock Exchange Deferred Compensation Plan and Supplemental Executive Retirement Plan, respectively. Any failure of the stockholders of the Company to elect Mr. Durham as a member of the Board will immediately vest the benefits under both the Stock Exchange Deferred Compensation Plan and the Supplemental Executive Retirement Plan (but shall not accelerate payment of amounts due thereunder). The Company covenants and agrees that it shall make the premium payments of approximately $500,000 with respect to the life insurance policies designed to fund payments due under the Stock Exchange Plan in each of the third and fourth fiscal quarters of the year 2000. The Company shall not be obligated to any specific schedule with respect to making contributions to the trust fund established for the Supplemental Executive Retirement Plan; provided, however, that the Company agrees in good faith to fund the Supplemental Executive Retirement Plan when the Company has the ability to do so; and further provided that the Company agrees to immediately fund the Supplemental Executive Retirement Plan concurrently with and contingent upon any Change in Control (which term shall have the same definition in this Agreement as in Mr. Durham's employment agreement dated January 1, 1999).

           (g) EXPENSE REIMBURSEMENT. Mr. Durham will be entitled to reimbursement from the Company for all customary, ordinary and necessary business expenses incurred by Mr. Durham in the performance of his duties hereunder, provided Mr. Durham furnishes the Company with vouchers, receipts and other substantiation of such expenses in accordance with Company policies. The Company agrees to pay Mr. Durham's cell phone charges attributable to his service as an employee of QuadraMed during the period Mr. Durham is employed by the Company in any capacity.




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           (h) LIFE INSURANCE. The Company will continue to pay premiums with respect to Mr. Durham's split-dollar life insurance arrangement and will continue Mr. Durham's group life insurance policy in the amount of $1,000,000 during the time he is serving as an employee or a director of the Company.

           (i) TAX EFFECT OF PAYMENTS.

                (1) GROSS-UP PAYMENT. In the event that it is determined, pursuant to a binding settlement with the Internal Revenue Service (the "IRS") or pursuant to a judgment of a court of law the time for appeal of which has expired, that any payment or distribution of any type to or of for Employee's benefit made by the Company, by any of its affiliates, by any person who acquires ownership or effective control of the Company or ownership of a substantial portion of the Company's assets (within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code") and regulations thereunder) or by any affiliate of such person pursuant to the terms of this Agreement (the "Total Payments") is subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest or penalties, are collectively referred to herein as the "Excise Tax"), then Employee shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by Employee of all taxes imposed upon the Gross-Up Payment, including any excise tax imposed by
        Section 4999 of the Code, Employee retains an amount of the Gross-Up Payment equal to the Excise Tax imposed on the Total Payments.

                (2) DETERMINATION OF LIABILITY. In the event that the IRS asserts, or threatens to assert, that any of the Total Payments hereunder is subject to Excise Taxes, the Employee shall promptly notify the Company in writing of such assertion or threatened assertion. The Company shall thereupon have the exclusive right and obligation to control, defend, settle, compromise or prosecute in any manner any audit, examination, investigation, hearing or other proceeding with respect to such assertion or threatened assertion by the IRS. The Employee agrees to cooperate fully with the Company in such regard (including, without limitation, through the sharing of records and the execution by the Employee of any documents or forms, such as powers of attorney, as shall be reasonably requested by the Company).

                (3) CALCULATION OF AMOUNT. In the event that the parties hereto are unable to agree as to the amount of the Gross-Up Payment due to Employee pursuant to this Section 4, the parties hereto hereby agree that the amount of the Gross-Up Payment shall be determined by the independent accounting firm then serving as the Company's auditors at the Company's expense.

           5. OFFICE; SECRETARY; SERVICES. Through and including December 31, 2000, the Company shall provide Mr. Durham with an office at its principal corporate offices in San Rafael, California, access to secretarial services and access to Company sponsored voice mail and e-mail services.



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           6. NON-SOLICITATION AND NON-DISPARAGEMENT. During any period for which Mr. Durham is receiving compensation payments pursuant to Section 2 and one (1) year thereafter, Mr. Durham will not directly or indirectly (i) solicit any Company employee, independent contractor or consultant to leave the Company's employ or otherwise terminate such person's relationship with the company for any reason or interfere in any other manner with the employment or other relationships at the time existing between the Company and its current employees, independent contractors or consultants, (ii) solicit any of the Company's customers for products or services substantially similar to those offered by the Company, or (iii) disparage the Company or any of its stockholders, directors, officers, employees or agents.

        7. OWNERSHIP RIGHTS. All materials, ideas, discoveries and inventions pertaining to the Company's business or clients, including (without limitation) all patents and copyrights, patent applications, patent renewals and extensions and the names, addresses and telephone numbers of customers, will belong solely to the Company. All materials, ideas, discoveries and inventions which Mr. Durham may devise, conceive, develop or reduce to practice (whether individually or jointly with others) during the time Mr. Durham serves as a director of the Company will be the sole property of the Company and are hereby assigned by Mr. Durham to the Company, except for any idea, discovery or invention (i) for which no Company equipment, supplies, facility or trade secret information is used,
(ii) which is developed entirely on Mr. Durham's own time and (iii) which neither (a) relates at the time of conception or reduction to practice, to the Company's business or any actual or demonstrably-anticipated research or development program of the Company nor (b) results from any work performed by Mr. Durham for the Company. The foregoing exception corresponds to the assignment of inventions precluded by California Labor Code Section 2870, attached as Exhibit "A." Mr. Durham will, at all times whether during or after the term of this Agreement, assist the Company, at the Company's sole expense, in obtaining, maintaining, defending and enforcing all legal rights and remedies of the Company, including, without limitation, patents, copyrights and other proprietary rights of the Company. Such assistance will include (without limitation) the execution of documents and assistance and cooperation in legal proceedings.

        8. RELEASES. As a condition to Mr. Durham's entitlement to the compensation, payments and benefits provided for in Section 2 hereof, Mr. Durham shall have executed and delivered to the Company a release in the form attached hereto as Exhibit "B" (the "RELEASE"), and such Release shall have become irrevocable. If Mr. Durham exercises his right to revoke the Release in accordance with the terms thereof, then this Agreement shall become null and void ab initio. The Company shall execute and deliver to Mr. Durham a release in the form attached hereto as Exhibit "C" (the "COMPANY RELEASE").

        9. COOPERATION AND ASSISTANCE. Mr. Durham acknowledges that he may have historical information or knowledge that may be useful to the Company in connection with current or future legal, regulatory or administrative proceedings. Mr. Durham will cooperate with the Company in the defense or prosecution of any such claims that relate to events or occurrences that transpired during Mr. Durham's employment with the Company or service as a director of the Company. Mr. Durham's cooperation in connection with such claims or actions shall include being reasonably available, subject to his other business and personal commitments,



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to meet with counsel to prepare for discovery or trial and to testify truthfully as a witness when reasonably requested by the Company at reasonable times and with reasonable advance notice to Mr. Durham. The Company shall reimburse Mr. Durham for any out-of-pocket expenses, including the reasonable fees of Mr. Durham's personal attorney, which he incurs in connection with such cooperation. On or after January 1, 2001, the Company shall pay Mr. Durham additional compensation in the amount of $500 per hour for his cooperation in accordance with this Section 9.

        10. RETURN OF PROPERTY. Except as otherwise provided in this Section 10, Mr. Durham expressly agrees that, upon his execution of this Agreement, he will return to the Company all property of the Company including, but not limited to, any and all files, computers, computer equipment and software and diskettes, documents, papers, records, accords, notes, agenda, memoranda, plans, calendars and other books and records of any kind and nature whatsoever containing information concerning the Company or their customers or operations. Mr. Durham affirms that he has not retained and will not retain copies of any such property or other materials. Notwithstanding the foregoing, Mr. Durham shall not be required to return the laptop computer and accessories therefor that are currently in his Company office, his cell phone (so long as he remains employed by the Company in any capacity), his rolodexes, personal diaries and correspondence, or his philanthropic correspondence.

        11. NON-DISCLOSURE. Under Mr. Durham's Proprietary Information Agreement with the Company, a copy of which is attached to this Agreement as Exhibit "D," and under applicable trade secret law, Mr. Durham is obliged to keep in confidence all trade secrets and proprietary and confidential information of the Company, whether patentable or not which he learned or of which he became aware or informed during his employment by the Company (except to the extent disclosure is or may be required by a statute, by a court of law, by any governmental agency having supervisory authority over the business of the Company or by any administrative or legislative body (including a committee thereof) with apparent jurisdiction to order him to divulge, disclose or make accessible such information), and not to directly or indirectly publish, disclose, market or use, or authorize, advise, hire, counsel or otherwise procure any other person or entity, directly or indirectly, to publish, disclose, market or use, any such information. Both under such Proprietary Information Agreement and under applicable law, such obligations continue not only while Mr. Durham is employed by the Company, but after cessation of that employment. In amplification and not in limitation of the foregoing, Mr. Durham acknowledges that during his employment with the Company, he has or may have acquired proprietary and confidential knowledge and information of the Company, including, but not limited to, software, products, "know-how" and other technical data belonging to or relating to the Company, and the identity of customers and suppliers of the Company and the quantities of products ordered by or from and the prices paid by or to those customers and suppliers. In addition, Mr. Durham has also acquired similar confidential knowledge and information belonging to customers of the Company and provided to the Company in confidence under written and oral secrecy agreements. Mr. Durham agrees to abide by the terms and conditions of the Proprietary Information Agreement and of this
Section 11 both during his employment by the Company and thereafter. Anything to the contrary notwithstanding, this Section 11 shall not




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apply to any knowledge or information that has become generally known in the industry or by the public (other than through a breach of this Agreement by Mr. Durham).

        12. NO ADMISSION. Nothing in this Agreement shall be deemed to constitute an admission or evidence of any wrongdoing or liability on the part of the Company or Mr. Durham and the parties agree that neither this Agreement nor any of the terms or conditions contained herein may be used in any future dispute or proceeding except one to enforce the terms of this Agreement.

        13. TAX AND WITHHOLDING. Any federal, state and/or local income, personal property, franchise, excise or other taxes owed by Mr. Durham as a result of the payments or benefits provided under the terms of this Agreement shall be the sole responsibility and obligation of Mr. Durham. The parties hereto agree and acknowledge that Company shall have the right to withhold from any payments made to Mr. Durham any and all amounts that are necessary to enable the Company to satisfy any withholding or other tax obligation that arises in connection with such payments or benefits, and the Company shall report any such amounts that it determines are compensation income on a Form W-2.

        14. NO ORAL MODIFICATION. This Agreement may not be changed orally and no modification, amendment or waiver of any provision contained in this Agreement, or any future representation, promise or condition in connection with the subject matter of this Agreement shall be binding upon any party hereto unless made in writing and signed by such party.

        15. RESOLUTION OF DISPUTES. Any disputes under or in connection with this Agreement shall, at the election of either party, be resolved by arbitration, to be held in San Francisco, California in accordance with the rules and procedures of the American Arbitration Association then in effect. Judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction. Each party shall bear its own costs, including but not limited to attorneys' fees, of the arbitration or of any litigation arising out of this Agreement.

        16. SEVERABILITY. In the event that any provision of this Agreement or the application thereof should be held to be void, voidable, unlawful or, for any reason, unenforceable, the remaining portion and application shall remain in full force and effect, and to that end the provisions of this Agreement are declared to be severable.

        17. GOVERNING LAW. This Agreement is made and entered into, and shall be subject to, governed by, and interpreted in accordance with the laws of the State of California and shall be fully enforceable in the courts of that state, without regard to principles of conflict of laws.

        18. SUCCESSORS AND ASSIGNS. This Agreement shall inure to the benefit of and shall be binding upon the parties hereto and their respective heirs, administrators, representatives, executors, successors and assigns, including but not limited to (i) with respect to the Company, any entity with which the Company may merge or consolidate or to which the Company may sell all or substantially all of its assets, and (ii) with respect to Mr. Durham, his executors, administrators, heirs and legal representatives.




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        19. COUNTERPARTS. This Agreement may be executed in counterparts, and each counterpart, when executed, shall have the effect of a signed original.

        20. ACKNOWLEDGMENT OF KNOWING AND VOLUNTARY RELEASE; REVOCATION RIGHT. Mr. Durham certifies that he has read the terms of this Agreement. The execution hereof by Mr. Durham shall indicate that this Agreement conforms to Mr. Durham's understandings and is acceptable to him as a final agreement. It is further understood and agreed that Mr. Durham has had the opportunity to consult with counsel of his choice, that he has in fact consulted with his own counsel with respect to this Agreement, and that he has been given a reasonable and sufficient period of time of no less than 21 days in which to consider and return this Agreement.

        21. NOTICES. Any notice required to be given under this Agreement shall be deemed sufficient, if in writing, and sent by certified mail, return receipt requested, via overnight courier, or hand delivered to the Company at 22 Pelican Way, San Rafael, California 94901, and to Employee at his most recent address reflected in the permanent Company records. Copies of each such notice delivered by either the Company or Employee shall be provided to each current member of the Board at each such director's current address as listed in the Company's records.

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                                                                   EXHIBIT 10.64



        IN WITNESS WHEREOF, the parties have executed this Separation Agreement as of the date first above written.



                                             QUADRAMED CORPORATION



                                             By:  /s/ Lawrence P. English
                                                  -----------------------------
                                             Name: Lawrence P. English
                                                   ----------------------------
                                             Title: CEO
                                                    ---------------------------





                                                  /s/ James D. Durham
                                             ----------------------------------
                                             James D. Durham